EXHIBIT 99.2

                                  NEWS RELEASE

BW Account Number 1079001
DATE:           December 17, 2002 4:00pm E.S.T.
CONTACT:        James L. Saner, Sr., President and CEO
                MainSource Financial Group 812-663-0157


                    MAINSOURCE FINANCIAL GROUP-NASDAQ, MSFG -
                      Declares Five Percent Stock Dividend

James L. Saner, Sr., President & Chief Executive Officer, announced today that MainSource Financial Group's board of directors has approved a five percent stock dividend to be paid on January 17, 2003 to shareholders of record as of December 31, 2002. This represents the third consecutive year that the Company has issued a five percent stock dividend. In addition, the Company recently announced its forty-ninth consecutive quarterly cash dividend and has been increasing dividends on an annual basis for the last fourteen years. The Company's stock price has increased 41% from $17.55 at year-end 2001 to $24.74 at the close of business on December 16, 2002.

Mr. Saner stated, "MainSource Financial Group's ongoing business strategy has been extremely successful and we believe that a stock dividend is an excellent way to reward our shareholders."

Following the stock dividend, MainSource Financial Group will have approximately
6.8 million shares issued and outstanding. Fractional shares resulting from the stock dividend will be paid in cash.

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the Nasdaq Stock Market (trading symbol: MSFG) and is a community-focused, multi-bank, financial services oriented holding company with assets of approximately $1.2 billion. Through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana; Regional Bank, New Albany, Indiana; and Capstone Bank, Watseka, Illinois, it operates 42 offices in 18 Indiana counties and seven offices in three Illinois counties. Through its insurance subsidiary, MainSource Insurance, it operates five offices in Indiana as well as one in Owensboro, Kentucky.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios.


The forward-looking statements included in the press release relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management's best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release.

                                      *****

  MainSource Financial Group, Inc., 201 N. Broadway, Greensburg, Indiana 47240